                                                                   Exhibit 23(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 26, 1998, which appears on page 32 of the 1997 Annual Report to Shareholders of Minnesota Power, Inc. (formerly Minnesota Power & Light Company), which is incorporated by reference in Minnesota Power, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 31 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
July 9, 1998